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                                                                       Exhibit 5




                        Taft, Stettinius & Hollister LLP
                               1800 Firstar Tower
                                425 Walnut Street
                           Cincinnati, Ohio 45202-3957



                                                November 17, 2000



Securities & Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.

Washington, D.C.  20549

            Re:     Duramed Pharmaceuticals, Inc.
                    1999 Nonemployee Director Stock Plan
                    ------------------------------------

Dear Sir or Madam:

            We have acted as counsel for Duramed Pharmaceuticals, Inc., a Delaware corporation (the "Corporation"), in connection with its 1999 Nonemployee Director Stock Plan (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and, based thereupon, we are of the opinion that the shares of common stock, $.01 par value, of the Corporation which may be issued and sold pursuant to the Plan will be, when issued in accordance with the terms of the Plan, duly authorized, validly issued, fully paid and non-assessable.

            We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement on Form S-8 to be filed by the Corporation with the Securities and Exchange Commission to effect registration under the Securities Act of 1933 of 16,521 shares to be issued and sold pursuant to the Plan.

                                                TAFT, STETTINIUS & HOLLISTER LLP